Exhibit 4.2

CONVERTIBLE PROMISSORY NOTE

The undersigned, jointly and severally, promise to pay to the order of Tryant LLC (“holder” or any successor holder), a Delaware limited liability company at 1608 West 2225 South, Woods Cross, Utah 84087, or at such other place as the holder hereof may designate in writing, the sum of TWO HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS ($225,000), payable as follows:

$175,000 on the earlier of the second funding traunche or September 30, 2005; and

$50,000 on the earlier of the third funding traunche or December 31, 2005.

In the event of default in the payment of any sum due hereunder when the same shall be due and payable, interest shall accrue on the entire unpaid balance of this note thereafter at the rate of 10% per annum until paid.

Further, in the event of default in the payment of any sum due hereunder when the same shall be due and payable, at the sole option of the holder, in addition to all other rights against the makers in law and equity, the holder shall have the right to convert the unpaid principal and interest of this note to the purchase of shares of common stock of Fuel Corporation of America, a Nevada corporation and one of the makers hereof (“FCA”), or any successor, at a conversion rate of $0.1125 per share; and provided, however, as a further condition to the execution and delivery of this note, FCA, and flexSCAN, Inc., a Delaware corporation and one of the makers hereof (“flexSCAN”), agree not to effect a reverse split of the outstanding common stock of FCA (or any successor) for a period of 24 months from the Closing of the Merger Agreement. The parties hereto agree that in the event of such a reverse split during such 24 month period, that as liquidated damages and not as a penalty by reason of the fact that the makers and the holder cannot quantify the amount or extent of the damages that may be suffered by the holder as a result thereof, that there shall be no adjustment in the conversion price whatsoever; and provided, however, other standard anti-dilution adjustments for forward splits and similar re-capitalizations or mergers shall be accorded the holder with respect to the holder’s conversion rights.

Prepayment of this note with interest to date of payment may be made at any time without penalty.

If the holder deems itself insecure or if default be made in payment of the whole or any part of any installment at the time when or the place where the same becomes due and payable as aforesaid, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of said election at once become due and payable. In event of any such default or acceleration, the undersigned, jointly and severally, agree to pay to the holder hereof reasonable attorney's fees, legal expenses and lawful collection costs in addition to all other sums due hereunder.

Presentment, demand, protest, notice of dishonor and extension of time without notice are hereby waived and the undersigned consent to the release of any security, or any part thereof, with or without substitution.

Date:	8/12/2005	FUEL CORPORATION OF AMERICA

		By	/s/ Thomas Banks

Address

Date:	8/12/2005	FLEXSCAN, INC.

		By	/s/ Thomas Banks

Address